Exhibit 21.1

Subsidiary	Jurisdiction of Incorporation or Organization
ActCo LLC	Delaware
Active Ticket Company LP	Delaware
Casino Travel & Tours, LLC	Nevada
CM6B Vivid Equity, Inc.	Delaware
CT&T Transportation, LLC	Nevada
CTT Tours, LLC	Nevada
Hoya Intermediate, LLC	Delaware
Hoya Midco, LLC	Delaware
LV.com, LLC	Nevada
Skybox Ticket Resale Platform LLC	Illinois
Ticket Fulfillment Services LP	Delaware
Ticket Website LLC	Delaware
VDC-MGG Holdings LLC	Delaware
Vegas.com, LLC	Nevada
Vivid Cheers, Inc.	Delaware
Vivid Hospitality LLC	Illinois
Vivid Picks, LLC	Delaware
Vivid Seats Asia Pacific Inc.	Delaware
Vivid Seats Canada Ltd.	Canada
Vivid Seats LLC	Delaware
Vivid Seats WD Co., Ltd.	Japan
Vivid VDC, LLC	Delaware
Wavedash Co., Ltd.	Japan
WD Holdings Co., Ltd.	Japan
World Ticket Source, LLC	Delaware